                                                                   Exhibit 10.41



                              AMENDED AND RESTATED
                         EXECUTIVE EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT is entered into as of May 18, 1998 (the "Agreement"), by and between Frank M. Ward ("Ward") and SLI, INC., an Oklahoma corporation (the "Company").

     WITNESSETH:

     WHEREAS, the parties hereto are parties to that certain Employment Agreement, dated December 4, 1995, whereby the Company agreed to employ Ward in the capacity of President and Chief Executive Officer and Ward agreed to be so employed (the "Employment Agreement");

     WHEREAS, Ward and the Company desire to amend and restate the Employment Agreement; and

     WHEREAS, the terms, conditions and undertakings of this Agreement have been submitted to, and duly approved and authorized by, the Company's Board of Directors.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Executive Employment. The Company agrees to employ Ward, and Ward agrees to be so employed, in the capacity of President and Chief Executive Officer. Employment shall be for a term of two (2) fiscal years, effective as of January 5, 1998 and terminating January 2, 2000 (the "Executive Employment").

     2. Duties. During the period of Executive Employment, Ward shall devote full time to such employment. Ward shall perform duties customarily incident to the office of President and Chief Executive Officer and all other duties the Board of Directors may from time to time assign to him. Ward shall be entitled to annual vacations in a manner commensurate with his status as a principal executive, which shall not be less than the annual vacation period to which he is presently entitled.

     3. Compensation. For each of the two fiscal years commencing January 5, 1998, the Company shall pay to Ward as compensation for his services the sum of $500,000 per fiscal year. This amount shall be paid in equal monthly installments. Ward shall also be eligible in each of the 1998 and 1999 fiscal years for an incentive bonus of $500,000 per fiscal year, upon achievement by the Company of net income not less than thirty million dollars ($30,000,000) for fiscal 1998, and net income not less than forty-one million dollars ($41,000,000) for fiscal year 1989, in each case, on a basis consistent with the determination by the Company's independent auditors of the Company's net income as reported in the Company's final audited consolidated statement of income for fiscal 1997.

     4.   Expenses.

          a. Reimbursement. The Company shall reimburse Ward for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement. Ward shall present to the Company from time to time an itemized account of such expenses in any form required by the Company.

          b. Automobile. The Company recognizes Ward's need for an automobile for business purposes and, therefore, the Company shall provide Ward with an automobile, including all related maintenance, repairs, insurance, and other costs. The automobile and related costs shall be comparable to those which the Company presently provides Ward.

     5. Disability. If Ward becomes disabled during the period of his Executive Employment, his compensation shall continue at the same rate that it was on the date of such disability. If such disability continues for a continuous period of one (1) year, the Company, at its option, may thereafter, upon written notice to Ward or his personal representative, terminate his Executive Employment. For the purpose of this Agreement, disability shall mean mental or physical illness or condition rendering Ward incapable of performing his normal duties with the Company.

     6. Death. If the Executive Employment should terminate due to the death of Ward, then the Company shall pay to the estate of Ward, in addition to any accrued compensation and benefits otherwise payable to Ward, any and all amounts of regular salary compensation Ward would have received for the remainder of the calendar month in which Ward dies, as if the Executive Employment had continued until the end of such month.

     7. Employee Benefits. This Agreement shall not be in lieu of any rights, benefits and privileges to which Ward my be entitled as an employee of the Company under any retirement, pension, profit-sharing, insurance, hospital or other plans which may now be in effect or which may hereafter be adopted. Ward shall have the same rights and privileges to participate in such plans and benefits as any other employee during his Executive Employment.

     8. Notices. All notices required to be given hereunder shall be given in writing and delivered, personally or by certified mail, return receipt requested, postage pre-paid, addressed to the parties as follows:

          SLI, Inc.
          500 Chapman Street
          Canton, Massachusetts 02021

          Frank M. Ward
          500 Chapman Street
          Canton, Massachusetts 02021

     9. Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts. In the event of a breach of this Agreement, venue for any legal proceedings shall be proper in the state or federal court in Boston, Massachusetts.

     10. Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes all agreements previously made between the parties relating to the subject matter of this Agreement.

     11. Modification. This Agreement may be modified only by a written instrument executed by the parties hereto.

     12. Severability. If any provision of this Agreement is determined to be invalid and/or unenforceable by a final decision of a court of competent jurisdiction, the offending provision shall be severed and the remainder of the Agreement shall survive and remain in full force and effect.

     13. Non-Waiver. No delay or failure by either party to exercise any right under this Agreement shall constitute a waiver of that or any other right.

     14. Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the Company, its affiliates, subsidiaries, successors and assigns. In addition, this Agreement shall inure to the benefit of, and be binding upon Ward, his heirs, personal representatives, successors and assigns; provided however, the performance owed by Ward under this Agreement is personal to him and may not be assigned.

     15. Headings. Headings used in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.




              [The rest of this page is left intentionally blank]

                 [Signature Page to Ward Employment Agreement]


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.


                                        COMPANY:

                                        SLI, INC.



                                         By:
                                            ------------------------------
                                         Frank M. Ward, President


                                        WARD:


                                        ----------------------------------
                                        FRANK M. WARD